Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	November 23, 2015

Explanation of Responses:
1.
This Form 4 is filed on behalf of Basswood Financial Long Only Fund, LP, Basswood Financial Fund, Inc., Basswood Financial Fund, LP, Basswood Partners, L.L.C., Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum.  Basswood Partners, L.L.C. is the general partner of Basswood Financial Fund, LP (“BFF”) and Basswood Financial Long Only Fund, LP, (“BLOF”) and may be deemed to have a pecuniary interest in the Common Stock directly held by BFF and BLOF.  Basswood Capital Management, L.L.C. is the investment manager or adviser to BFF, BLOF and Basswood Financial Fund, Inc. (“BFF, Inc.” and together with BFF and BLOF, the “Funds”) and may be deemed to have a pecuniary interest in the Common Stock held by BFF, Inc.  Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and control Basswood Partners, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by each of the Funds. Basswood Partners, L.L.C. disclaims beneficial ownership of the shares held directly by BFF Inc. and Basswood Capital Management, L.L.C. disclaims beneficial ownership of the shares held by BFF and BLOF.

2.	Common Stock held directly by BLOF.
3.	Common Stock held directly by BFF, Inc.
4.	Common Stock held directly by BFF.